EXHIBIT 2


SKYMALL(R)
Easy Shopping From Your Favorite Catalogs(TM)

                                                         1520 East Pima Street
                                                         Phoenix, Arizona 85034
                                                         Office - (602) 254-9777
                                                         Fax - (602) 254-6075

Contacts:

Robert M. Worsley                                   Louise M. Kusler
Chief Executive Officer                             Director, Investor Relations
SkyMall, Inc.                                       SkyMall, Inc.
(602) 528-8620                                      (602) 528-3224
worsley@skymall.com                                 kusler@skymall.com

FOR IMMEDIATE RELEASE

PHOENIX--Sept. 27, 1999--SkyMall Inc. (Nasdaq: SKYM) Monday announced the acquisition of Disc Publishing Inc. of Orem, Utah.

Disc Publishing's SkyDisc(TM) is a cutting-edge interactive CD-Rom targeted to the business traveler that integrates high-quality print, broadcast and online media to provide an exciting mix of topics that entertain, inform and enhance the business travelers' life.

Every other month a new "issue" of SkyDisc is available free in airline seatback pockets to more than 400,000 SkyWest Airlines (Nasdaq:SKYW - news) passengers per month. SkyMall(R) purchased Disc Publishing Inc. for $2.3 million of SkyMall common stock.

"We are excited about the opportunities that SkyDisc's one-of-a-kind, web-enabled CD-Rom brings to SkyMall," said Robert M. Worsley, founder and chief executive officer of SkyMall. "In addition, we welcome Lorne Grierson, founder and President of Disc Publishing, to SkyMall."

"Due to Lorne's entrepreneurial talent, SkyDisc has already attracted an impressive list of program participants such as Amazon.com (Nasdaq: AMZN), Interplay Entertainment Inc. (Nasdaq: IPLY) and U S WEST(R) (NYSE: USW).:

"The acquisition of Disc Publishing aligns with our vision of providing consumers with a vast selection of specialty products and services through unique channels and partnerships."

"SkyDisc offers the business traveler the option of using the disk on their lap top computer whether onboard the aircraft, in a hotel, at the office, or at home," stated Grierson. "If the consumer is online while using the disk, they can link to Web sites promoted on SkyDisc to get more information and services."

"Since launching our program in May, the response from our program participants and consumers has been extremely positive.With the continued proliferation of new Web sites, SkyDisc will help consumers sort through the clutter of the Web and drive traffic to the sites of our valued program participants."

About SkyMall Inc.

Founded in 1989, SkyMall(R) is an integrated e-commerce specialty retailer that provides a vast selection of premium-quality products and services to consumers from a wide variety of merchants and host partners. SkyMall is best known for its in-flight catalog, which is available on more than 70 percent of all domestic airlines, reaching over 420 million domestic airline passengers annually.

Through its skymall.com, inc. subsidiary, which operates the skymall.com(TM) and skymalltravel.com(TM) Web sites, SkyMall offers an expanded selection of products and services to online shoppers and enables other companies to conduct electronic commerce using skymall.com's merchant solution.

Through another subsidiary, Durham & Co., SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

About Interplay Entertainment Corp.

Interplay Entertainment Corp. is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. Interplay currently balances its development efforts by publishing for personal computers and current generation video game consoles.

Interplay releases products through Interplay, Shiny Entertainment, Tantrum, Black Isle Studios, 14(Degree) East, its distribution partners and its wholly owned subsidiary Interplay OEM Inc. More comprehensive information on Interplay and its products is available through its worldwide web site at http://www.interplay.com.

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

Note to Editors: SkyMall(R) is a registered trademark of SkyMall Inc. and skymall.com(TM) and skymalltravel.com(TM) are trademarks of SkyMall Inc.